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THE PNC FINANCIAL SERVICES GROUP, INC.                             EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES



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
                                                                                       Year ended December 31
                                                 Nine months ended   -------------------------------------------------------------
Dollars in millions                             September 30, 2001        2000        1999         1998        1997          1996
------------------------------------------------------------------   ----------   ---------   ---------    ---------   -----------

EARNINGS
Income from continuing operations before taxes              $1,305      $1,848      $1,788       $1,651      $1,595        $1,526
Fixed charges excluding interest on deposits                   628       1,033         980        1,159       1,080         1,014
                                                  ----------------   ----------   ---------   ---------    ---------   -----------
    Subtotal                                                 1,933       2,881       2,768        2,810       2,675         2,540
Interest on deposits                                         1,011       1,653       1,369        1,471       1,457         1,428
                                                  ----------------   ----------   ---------   ---------    ---------   -----------
    Total                                                   $2,944      $4,534      $4,137       $4,281      $4,132        $3,968
                                                  ================   ==========   =========   =========    =========   ===========

FIXED CHARGES
Interest on borrowed funds                                    $540        $915        $870       $1,065      $1,010          $985
Interest component of rentals                                   39          50          44           33          26            27
Amortization of notes and debentures                             1           1           1            1           1             1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                              48          67          65           60          43             1
                                                  ----------------   ----------   ---------   ---------    ---------   -----------
Subtotal                                                       628       1,033         980        1,159       1,080         1,014
Interest on deposits                                         1,011       1,653       1,369        1,471       1,457         1,428
                                                  ----------------   ----------   ---------   ---------    ---------   -----------
Total                                                       $1,639      $2,686      $2,349       $2,630      $2,537        $2,442
                                                  ================   ==========   =========   =========    =========   ===========

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                3.08x       2.79x       2.82x        2.42x       2.48x         2.50x
Including interest on deposits                                1.80        1.69        1.76         1.63        1.63          1.62
==================================================================================================================================
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